EXHIBIT 23(L)
      SUBSCRIPTION AGREEMENT BETWEEN REGISTRANT AND MR. MITCHELL M. MAYNARD

                             SUBSCRIPTION AGREEMENT


Optimal Funds, Inc.
213-G VT, Route 15
Jericho, VT  05465

Gentlemen:

     The undersigned ("Subscriber") hereby subscribes for and agrees to acquire from Optimal Funds, Inc., a corporation incorporated under the laws of the State of Maryland (the "Corporation"), the number of shares of $.0001 par value Common stock of The Optimal Fund (the "Shares") of the Corporation shown below in consideration of a cash contribution of $100,000 ($10.00 per share).

     Subscriber hereby represents and warrants to the Corporation that:

     (a) Subscriber hereby acknowledges and agrees that the shares will be issued in reliance upon the exemption from registration contained in
          Section 4(2) of the Securities Act of 1933 (the "Securities Act"), and that such Shares will or may also be issued in reliance upon the exemptions from registration contained in relevant sections of the Maryland Securities Act and/or comparable exemptions contained in the securities laws of other jurisdictions to the extent applicable, and that the transfer of such shares may be restricted or limited as a condition to the availability of such exemptions.

     (b) The shares are being purchased for investment for the account of the undersigned and without the intent of participating directly or indirectly in a distribution of such Shares, and the Shares will not be transferred except in a transaction that is in compliance with any and all applicable securities laws.

     (c)  Subscriber  has  been  supplied  with,  or  has  had  access  to,  all information, including financial statements and other financial information, of the Corporation, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning the Corporation and the Shares.

     (d) Subscriber understands that no registration statement or prospectus with respect to the corporation or the shares is yet effective, and Subscriber has made his own inquiry and analysis with respect to the Corporation and the shares.

     (e) Subscriber personally, or together with his purchaser representative, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Corporation and the Shares.

     (f) Subscriber is financially able to bear the economic risk of this investment, can afford to hold the shares for an indefinite period and can afford a complete loss of this investment

     Dated as of the _______ day of May, 1999

                   Shares of
          The Optimal Fund Subscribed                 Purchase Amount

                     10,000                               $100,000


     SUBSCRIBED BY:


     -------------------------------------
     Mitchell M. Maynard

     ACCEPTED BY:

     OPTIMAL FUNDS, INC.


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     MITCHELL M. MAYNARD
     President